EXHIBIT 99.1
AMERICAN TELECOM SERVICES ANNOUNCES FISCAL 2006
THIRD QUARTER FINANCIAL RESULTS

Contact:	Bruce Hahn, CEO
(404) 261-7466

Investor Contact:	Matt Hayden, President
Hayden Communications
(858) 704-5065
matt@haydenir.com

FOR IMMEDIATE RELEASE

City of Industry, California, May 16, 2006 - American Telecom Services, Inc. (AMEX: TES), a provider of Internet phone, (Voice-over-Internet-Protocol or “VoIP”) and prepaid long distance communications services bundled with digital, cordless multi-handset phones, announced today results for the quarter and nine months ended March 31, 2006. The Company generated revenues of approximately $118,000 and $426,000 for the quarter and nine months ended March 31, 2006, respectively. For these periods, the Company’s net loss was approximately $3.2 million and $4.5 million, respectively, including a charge of approximately $2.2 million and $2.5 million, respectively, for amortization of debt discount and debt issuance costs. At March 31, 2006, the Company had approximately $15 million in cash and equivalents, and stockholders’ equity of approximately $16.2 million.

The Company anticipates revenues of approximately $3 million in its current quarter and expects significant continuing increases in revenues during the second half of calendar year 2006. Bruce Hahn, CEO of American Telecom, commented, “We are pleased with the initial retail reception of our innovative product and service offerings. Having completed our IPO in February 2006, we were pleased to announce product launches in major retailers, including Sears Roebuck and Brooks/Eckerd, by April 2006. We expect to announce new launches with additional major retailers in the near future. We also look forward to announcing innovative technology initiatives.”

About American Telecom Services, Inc.

American Telecom Services, Inc. offers Internet phone (Voice-over-Internet-Protocol) and prepaid long distance communications services that are bundled with the Company’s digital, cordless multi-handset phones. American Telecom sells its phone/service bundles through major retailers under its “American Telecom”, “ATS”, “Pay N’ Talk” and “Digital Clear” brand names. The Company’s strategic partners include SunRocket, Inc., a provider of VoIP services, for the Company’s Internet phone service offering, and IDT Corporation for the Company’s prepaid long distance service offering.

Safe Harbor Statement

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and some other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statement include, but are not limited to, those risks and uncertainties described in the Company's prospectus dated February 1, 2006 and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.